Exhibit 10.6

September 2, 2020

Volkswagen Group of America Investments, LLC

220 Ferdinand Porsche Dr.

Herndon, VA 20171

Attn: Kevin Duke

Re: QuantumScape Corporation – Board Designees

Ladies and Gentlemen:

Reference is made to (a) that certain Business Combination Agreement (the “BCA”) among Kensington Capital Acquisition Corp. (“Kensington”), Kensington Merger Sub Corp., and QuantumScape Corporation (the “Company”), which is being entered into concurrently with this letter agreement, (b) that certain Stockholder Support Agreement (the “Support Agreement”) among Kensington, Volkswagen Group of America Investments, LLC (“VWGoAI”) and certain other stockholders of the Company, which is being entered into concurrently with this letter agreement, and (c) that certain Amended and Restated Voting Agreement, dated of September 11, 2018 (as the same may be amended from time to time, the “Voting Agreement”), by and among the Company, VWGoAI, and the other persons and entities listed on the signature pages thereto.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Voting Agreement unless the context otherwise clearly requires, other than capitalized terms used in Section 3 or 4 which shall have the meanings assigned to them in the Support Agreement.

In consideration of the mutual promises and covenants set forth herein and in the Support Agreement, Kensington, the Company and VWGoAI hereby agree as follows:

1.VWGoAI Designee(s) Post-Closing.

(a)At the Closing (as defined under the BCA), Kensington and the Company shall cause (i) if the First Closing (as defined in that certain Series F Preferred Stock Purchase Agreement, dated May 14, 2020, by and between the Company and VWGoAI (as the same may be amended from time to time, the “VGA Purchase Agreement”)) has not occurred, one representative designated by VWGoAI in writing to be included on the Kensington board of directors pursuant to Section 7.17(a)(iii) of the BCA, or (ii) if the First Closing has occurred, two representatives designated by VWGoAI in writing to be included on the Kensington board of directors pursuant to Section 7.17(a)(iii) of the BCA.

(b)Subject to the provisions of Section 1(c), following the Closing (as defined under the BCA), in connection with any annual or special meeting of the stockholders of Kensington at which directors will be elected (unless VWGoAI declines in writing to designate a nominee), Kensington shall cause to be nominated, for election to Kensington’s board of directors as part of Kensington’s slate one (1) designee of VWGoAI (to be selected by VWGoAI) and, from and after the First Closing, a second designee of VWGoAI (to be selected by VWGoAI).

(c)Kensington’s obligations pursuant to Section 1(b) shall automatically terminate:

(i)with respect to the second designee of VWGoAI (if any), upon the earlier of  (x) VWGoAI and its affiliates collectively ceasing to hold all the shares of Kensington common stock that VWGoAI received in exchange for its capital stock of the Company in connection with the Merger (as defined under the BCA) and any common stock into which such capital stock is convertible or exchangeable (as adjusted for any stock dividend, stock split, consolidation of shares, reorganization, recapitalization, reclassification or other similar event), and (y) the termination of the Joint Venture Agreement (as defined in the VGA Purchase Agreement);

(ii)with respect to the sole or remaining designee of VWGoAI (as applicable), upon the earlier of (x) VWGoAI and its affiliates collectively ceasing to hold at least 50% of the shares of Kensington common stock that VWGoAI received in exchange for its capital stock of the Company in connection with the Merger (as defined under the BCA) and any common stock into which such capital stock is convertible or exchangeable (as adjusted for any stock dividend, stock split, consolidation of shares, reorganization, recapitalization, reclassification or other similar event), and (y) the termination of the Joint Venture Agreement (as defined in the VGA Purchase Agreement), provided, that a restatement of the Joint Venture Agreement or a termination of the Joint Venture Agreement in conjunction with the substantially concurrent execution and delivery of a new joint venture agreement with respect to a German JV Entity (as defined in the Joint Venture Agreement) shall not be deemed a termination of the Joint Venture Agreement for purposes of this Section 1(c); and

(iii)with respect to either or both designees of VWGoAI, as the case may be, at such other time as VWGoAI and Kensington may agree in writing.

2.Voting Agreement.  Effective as of, and conditioned upon the occurrence of, the Closing (i) this letter agreement shall replace and supersede Section 2.6 of the Voting Agreement in its entirety, which shall be of no further force or effect between the parties hereto, and (ii) the Voting Agreement shall terminate in its entirety as of such time.

3.Representations and Warranties of Kensington.  Kensington hereby represents and warrants to VWGoAI as follows:

(a)The execution and delivery by Kensington of this letter agreement does not, and the performance of this letter agreement by Kensington will not, (i) conflict with or violate the governing documents of Kensington, (ii) conflict with or violate any Law applicable to Kensington, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of Kensington pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington is a party or by which Kensington is bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by Kensington of its obligations under this letter agreement.

(b)Kensington has all necessary power and authority to execute and deliver this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Kensington of this letter agreement, the performance by Kensington of its obligations hereunder and the consummation by Kensington of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate actions on the part of Kensington are necessary to authorize this letter agreement or to consummate the transactions contemplated hereby.  This letter agreement has been duly and validly executed and delivered by Kensington and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Kensington, enforceable against Kensington in accordance with its terms subject to the Remedies Exceptions.

4.	Representations and Warranties of the Company. The Company hereby represents and warrants to VWGoAI as follows:

(a)The execution and delivery by the Company of this letter agreement does not, and the performance of this letter agreement by the Company will not, (i) conflict with or violate the governing documents of the Company, (ii) conflict with or violate any Law applicable to the Company, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this letter agreement.

(b)The Company has all necessary power and authority to execute and deliver this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this letter agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate actions on the part of the Company are necessary to authorize this letter agreement or to consummate the transactions contemplated hereby.  This letter agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the Remedies Exceptions.

5.Miscellaneous.  Section 7 of the Voting Agreement is incorporated herein by reference, mutatis mutandis.

[Signature page follows]

Very truly yours,

QUANTUMSCAPE CORPORATION

By:	/s/ Jagdeep Singh
Name:	Jagdeep Singh
Title:	Chief Executive Officer

Agreed and Accepted:

KENSINGTON CAPITAL ACQUISITION CORP.

By:	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Chief Executive Officer

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC

By:	/s/ Kevin Duke
Name:	Kevin Duke
Title:	VP & Secretary

[Signature Page to Side Letter Agreement (Board Designees)]